Press Release

For Further Information:
Kraton Polymers LLC
Analyst and Media: Shari Mattern 281-504-4780

Kraton Polymers LLC Announces Second Quarter 2006 Results
Total Revenue Increased 6% to $285.3 million
LTM Adjusted Bank Covenant EBITDA Increased 2% to $115.6 million

HOUSTON, TX. – August 9, 2006 –Kraton Polymers LLC (Kraton), a leading global performance polymer producer, announces its financial results for the quarter and six months ended June 30, 2006. Total Revenues for the quarter were $285.3 million compared to $269.0 million in the comparable period of 2005, an increase of 6%. These increases were driven by increased volumes and prices. Through the first six months of 2006, Total Revenues increased 8% to $514.7 million.

Gross Profit for the quarter decreased $13.6 million or 21% to $52.5 million, as compared to $66.1 million in the comparable period of 2005, as raw material inflation outpaced price increases and Kraton incurred several one-time restructuring charges. Gross Profit for the first half decreased $11.0 million to $104.9 million.

Last Twelve Months (LTM) Adjusted Bank Covenant EBITDA, a measure used to determine compliance with our debt covenants, totaled $115.6 million, an increase of $2.3 million from the comparable period of 2005. A reconciliation of EBITDA and Adjusted Bank Covenant EBITDA to Net Income is attached. Cash and cash equivalents at June 30, 2006 were $32.4 million, an increase of $14.0 million from June 30, 2005.

Net Income for the quarter was $3.4 million, compared with $16.2 million in the comparable period of 2005. During the first six months of 2006, net income was $9.9 million versus $21.2 million for the same period of 2005.

“Kraton is responding to the increased cost of monomers by raising prices, driving increases in productivity, and improving service to our customers,” said George B. Gregory, President and Chief Executive Officer. “We also continue to make investments toward satisfying our long term commitment to our customers of delivering the highest quality products, bringing them exciting new innovations, and making capacity available for their growth worldwide. Our many recent successes in these areas and plans for more to come, give us confidence for the future.”

Other Quarterly Business 2006 Highlights:

•	Second quarter sales volumes increased 1 kT over prior year to 97 kT. First half sales volumes increased 3 kT to 173 kT.

•	Inventory volumes dropped by 15 kT as compared with June 30, 2005.

•	Available liquidity increased to $108 million driven by higher cash balances and an increase to our revolver.

•	New innovations announced in Kraton’s adhesives, sealants and coatings; compounding channels; and personal care end-use markets.

•	As part of our ongoing efforts to improve efficiencies and increase productivity, Kraton has implemented a number of restructuring projects across the globe that will deliver benefits in the range of $8-11 million annually.

•	Initial engineering for our new China Technical and Distribution Center has been completed.

•	A new 20kT debottleneck project for 2007 in our European operations was announced.

•	Our new logo, brand identity and website were launched.

•	We successfully completed a tender offer for our holding company’s Senior Discount Notes and amendments to our bank facilities.

Kraton has scheduled an investor and analyst conference call for Thursday, August 10, 2006 to discuss the results of today’s earnings announcement. The call will begin at 2:00 p.m. central time, 3:00 p.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations and then go to Presentations and Papers and select “Second Quarter 2006 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Earnings Conference Call”. US Dial-In #: (888)552-9483. International Dial-In #: 210-234-0009. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 6:00 p.m. CT August 10th through 5:00 p.m. CT on August 24th. To hear a telephonic replay of the call, dial 800-388-9075 or 203-369-3665 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton

Kraton is a leading global performance polymer company and is the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers LLC

Consolidated Statements of Operations
Three Months Ended June 30, 2006 and 2005
(In thousands of U.S. dollars)
(Unaudited)

	June 30, 2006	June 30, 2005
Revenues
Sales	$275,997	$261,390
Other	9,291	7,561

Total revenues	285,288	268,951
Costs and expense
Costs of goods sold	232,788	202,836

Gross profit	52,500	66,115
Research and development expenses	7,125	6,803
Selling, general, and administrative expenses	20,084	17,490
Depreciation and amortization of identifiable intangibles	10,974	11,230
Earnings in joint venture	(134)	(311)
Interest, net	10,144	8,657

Income before income taxes	4,307	22,246
Income tax (provision) benefit	(883)	(6,027)

Net income	$3,424	$16,219

Kraton Polymers LLC

Consolidated Balance Sheets

June 30, 2006 and December 31, 2005

(In thousands of U.S. dollars)

	June 30,	December 31,
	2006	2005
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$32,399	$100,934
Receivables, net of allowances of $1,241 and $1,013	164,045	107,586
Inventories of products	248,636	192,595
Inventories of materials and supplies	9,888	9,336
Other current assets	17,969	23,511
Deferred income taxes	1,953	1,953

Total current assets	474,890	435,915
Property, plant, and equipment, less accumulated depreciation	398,998	394,192
Identifiable intangible assets, less accumulated amortization	97,924	101,848
Investment in joint venture	9,909	10,542
Deferred financing costs	13,677	12,711
Other long-term assets	13,101	9,605

Total assets	$1,008,499	$964,813

Liabilities and Member’s Equity

Current liabilities:
Current portion of long-term debt	$3,850	$30,570
Accounts payable—trade	82,027	64,345
Other payables and accruals	45,465	48,758
Due to related parties	15,021	13,119
Insurance bond payable	5,174	¯

Total current liabilities	151,537	156,792
Long-term debt, net of current portion	580,188	432,093
Deferred income taxes	34,307	34,010
Long-term liabilities	33,467	29,713

Total liabilities	799,499	652,608

Commitments and contingencies (See Note 8)

Member’s equity:
Common equity	196,562	314,897
Accumulated other comprehensive income (loss)	12,438	(2,692)

Total member’s equity	209,000	312,205

Total liabilities and member’s equity	$1,008,499	$964,813

Kraton Polymers LLC
LTM Bank Adjusted EBITDA
(In thousands of U.S. dollars)

	6 Mos ended	12 Mos ended	6 Mos ended	12 Mos ended
	6/30/05	6/30/05	6/30/06	6/30/06
Net income	$21,174	$3,270	$9,919	$11,405
Income taxes	7,921	(2,572)	3,829	7,427
Interest, net	17,150	40,116	18,569	35,362
D D & A	22,212	44,178	22,014	43,892

Financial Statement EBITDA	68,457	84,992	54,331	98,086
Sponsor fees and expenses		1,940		1,950
Plant turnaround costs		4,704		2,257
Increase in cost of goods sold related to inventory step-up in the period from December 23, 2003		10,732		148
Infrastructure improvement for explosion or fire repairs		(349)		426
Permitted acquisition costs				1,266
Severance related restructuring charges		1,600		5,577
Specific cost savings expenses		1,471		304
Other nonrecurring items		1,575
Specified other restructuring charges		5,386		907
Other non-cash items reducing Consolidated Net Income		1,254		4,692

Consolidated Adjusted Bank EBITDA		$113,305		$115,613

(1)	The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, dated as of December 23, 2003, as amended as of March 4, 2004, as further amended as of October 21, 2004, as further amended as of February 16, 2006 and as further amended as of May 12, 2006, among Kraton Polymers LLC, as Borrower, Polymer Holdings LLC, certain subsidiaries of Kraton Polymers LLC, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, Goldman Sachs Credit Partners L.P., as Syndication Agent, UBS AG, Stanford Branch, as Administrative Agent and Collateral Agent (the “senior secured credit facility”).

(3)	Adjusted Bank Covenant EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the senior secured credit facility. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted Bank Covenant EBITDA are appropriate to provide additional information to investors to demonstrate compliance with the financing covenants contained in the senior secured credit facility.